SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2004

XTO ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10662	75-2347769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Houston Street, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(817) 870-2800

(Registrant’s telephone number, including area code)

Item 2.	Acquisition or Disposition of Assets.

On August 17, 2004, XTO Energy Inc. issued a news release with respect to completion of its previously announced purchase of properties from ChevronTexaco Corporation. Closing occurred on August 16, 2004, at a price of $912 million which includes adjustments for net revenues from the January 1, 2004 effective date, preferential purchase right elections and other typical closing effects. A deposit of $110 million was paid toward this purchase price in May 2004. Post-closing adjustments regarding outstanding preferential purchase rights, final net revenues, volume balancing and income tax effects will be made within twelve months. The purchase was funded through existing bank credit facilities and the sale of common stock in May 2004.

The Company’s internal engineers estimate acquired reserves to be 732 billion cubic feet equivalent of natural gas, after adjustments for preferential purchase right elections and production sold from January 1, 2004. These properties expand XTO’s operations in its Eastern Region, the Permian Basin and Mid-Continent area while opening new coal bed methane operations in the Rocky Mountains and a new operating region in South Texas. Beginning August 16, 2004, the acquired properties will contribute daily production of about 88 million cubic feet of natural gas and 14,000 barrels of oil. About 87% of the reserves are proved developed with 47% of the reserves attributable to oil.

A copy of the news release is filed as Exhibit 99.1.

Item 7.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Statements of revenues and direct operating expenses for the properties acquired from ChevronTexaco for the year ended December 31, 2003 (audited) and for the six months ended June 30, 2004 and 2003 (unaudited) are impracticable to file as of the date of this report. Such financial statements will be filed by amendment as soon as practicable, but no later than November 1, 2004.

(b)	Pro forma financial information.

A pro forma consolidated balance sheet for the Company at June 30, 2004 and pro forma consolidated income statements for the Company for the year ended December 31, 2003 and the six months ended June 30, 2004, which reflect the impact of the properties acquired from ChevronTexaco, are impracticable to file as of the date of this report. Such pro forma financial statements will be filed by amendment as soon as practicable, but no later than November 1, 2004.

(c)	Exhibits.

The following exhibit is filed as part of this Current Report of Form 8-K:

Exhibit Number and Description

(2) Plan of acquisition, reorganization, arrangement, liquidation or succession

2.1	Asset Sale Agreement between Chevron U.S.A. Inc. as Seller and XTO Energy Inc. as Buyer, dated May 14, 2004. (All schedules and similar attachments have been omitted. The Company agrees to furnish supplementally a copy of the omitted schedules and similar attachments to the Securities and Exchange Commission upon request.)

(99) Additional exhibits

99.1	News Release dated August 17, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date:	August 19, 2004	By:	/s/ BENNIE G. KNIFFEN
Bennie G. Kniffen Senior Vice President and Controller